Exhibit 99.1

ViralClear to Host Conference Call on June 9th to Discuss Upcoming and Recent Developments for Phase II Human Clinical Trials of its Broad-Spectrum Oral Anti-viral Candidate for Treatment of COVID-19

●	Company to provide updates on the initiation of human trials for treatment of adult hospitalized patients with COVID-19

●	Phase II clinical trial will be conducted with merimepodib and remdesivir in multiple sites nationwide with data expected in the third quarter 2020

Westport, CT, June 01, 2020 — BioSig Technologies, Inc. (Nasdaq: BSGM) (“BioSig” or the “Company”) and its subsidiary, ViralClear Pharmaceuticals, Inc., today announced that it will host a call to discuss the Phase II clinical trials of merimepodib, its broad-spectrum oral anti-viral candidate for the treatment of COVID-19 in adult patients.

The format will be a management presentation updating recent developments followed by a Q&A session with select call attendees.

Conference Call Details:

Date: Tuesday, June 9, 2020

Time: 11:00 AM Eastern Time (ET)

Dial in Number for U.S. Callers: 1-877-407-8293

Dial in Number for International Callers: 1-201-689-8349

A replay will be available for two weeks starting on June 9, 2020 at approximately 2:00 PM ET. To access the replay, please dial 1-877-660-6853 in the U.S. and 1-201-612-7415 for international callers. The conference ID# is 13704617.

On May 14, 2020, an article titled, "The IMPDH inhibitor merimepodib provided in combination with the adenosine analogue remdesivir reduces SARS-CoV-2 replication to undetectable levels in vitro" was published by F1000 Research, an online peer-reviewed life sciences journal publishing program in biology and medicine. The article cites that merimepodib in combination with remdesivir decreases viral production of SARS-CoV-2 to undetectable levels in pre-clinical testing.

On May 18, 2020, ViralClear announced the FDA’s clearance of its IND to proceed with a proposed Phase II study of merimepodib in COVID-19 patients. The human clinical trial is planned to be conducted under the leadership of Dr. Andrew D. Badley, Professor and Chair of the Department of Molecular Medicine and the Enterprise Chair of the COVID-19 Task Force at Mayo Clinic.

About BioSig Technologies

BioSig Technologies is a medical technology company commercializing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals (www.biosig.com).

The Company’s first product, PURE EP(tm) System is a computerized system intended for acquiring, digitizing, amplifying, filtering, measuring and calculating, displaying, recording and storing of electrocardiographic and intracardiac signals for patients undergoing electrophysiology (EP) procedures in an EP laboratory.

About Merimepodib (MMPD)

Merimepodib, a broad-spectrum anti-viral candidate, has demonstrated strong activity against COVID-19 in cell cultures in laboratory testing. Merimepodib was previously in development as a treatment for chronic hepatitis C and psoriasis by Vertex Pharmaceuticals Incorporated (Vertex), with 12 clinical trials conducted (including 315 chronic hepatitis C patients, 24 psoriasis patients, and 98 healthy volunteers) and an extensive preclinical safety package completed.

A manuscript titled, “The IMPDH inhibitor merimepodib provided in combination with the adenosine analogue remdesivir reduces SARS-CoV-2 replication to undetectable levels in vitro”, was submitted to an online peer-reviewed life sciences journal. This manuscript is authored by Natalya Bukreyeva, Rachel A. Sattler, Emily K. Mantlo, John T. Manning, Cheng Huang and Slobodan Paessler of the UTMB Galveston National Laboratory and Dr. Jerome Zeldis of ViralClear Pharmaceuticals, Inc. (“ViralClear”) as a corresponding author. This article highlights pre-clinical data generated under contract with Galveston National Laboratory at The University of Texas Medical Branch.

About ViralClear

BioSig’s subsidiary, ViralClear Pharmaceuticals, Inc., is seeking to develop a novel pharmaceutical to treat COVID-19. Merimepodib is intended to be orally administered, and has demonstrated broad-spectrum in vitro antiviral activity, including strong activity against COVID-19 in cell cultures. Merimepodib has been previously studied in 12 clinical trials, including 5 in patients with hepatitis C (1 Phase 1b, 1 Phase 2, 2 Phase 2a, and 1 Phase 2b), 1 in patients with psoriasis (Phase 2), and six in healthy volunteers (Phase I).

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (ii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iii) difficulties in obtaining financing on commercially reasonable terms; (iv) changes in the size and nature of our competition; (v) loss of one or more key executives or scientists; and (vi) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Andrew Ballou
BioSig Technologies, Inc.
Vice President, Investor Relations

54 Wilton Road, 2nd floor

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x133